Exhibit 99.1

CONFIDENTIAL

Altra Holdings Reports Record Sales with a 20% Year-over-Year Sales Increase in First Quarter 2012

BRAINTREE, Mass., April 27, 2012 — Altra Holdings, Inc. (Nasdaq: AIMC), a leading global supplier of electromechanical power transmission and motion control products, today announced unaudited financial results for the first quarter ended March 31, 2012.

Financial Highlights

•	First-quarter net sales increased 20% to a record $192.4 million compared with $159.8 million in the prior-year quarter. This represents 4% growth, excluding acquisitions.

•	First-quarter income from operations increased 8% to $21.6 million from $20.0 million in the first quarter of 2011.

•

First-quarter net income decreased 2% to $10.5 million, or $0.39 per diluted share, from $10.7 million, or $0.40 per diluted share, in the first quarter of 2011. First-quarter 2012 net income includes $0.2 million in acquisition-related costs. Excluding these costs, non-GAAP adjusted earnings per share was $0.40 per diluted share.*

•	Cash and cash equivalents remains strong at $79.9 million as of March 31, 2012.

Management Comments

“We executed well on our growth strategy during the quarter and achieved top- and bottom-line financial results that exceeded our guidance,” said Carl Christenson, President and CEO. “Our 20% year-over-year revenue increase resulted in a record sales quarter. Excluding acquisitions, we grew 4%, driven primarily by strength in North America and Asia, which was partially offset by weaker than expected demand in Europe. Demand was particularly strong in our energy end market. We continue to be pleased with our Bauer acquisition, have completed integration, and have now shifted our focus to profit improvement and capitalizing on sales synergies.”

Business Outlook

“Based on what we are seeing in our markets, we expect that our second quarter results should be very similar to our performance in the first quarter, and we are maintaining our guidance for the full year,” said Christenson. “As we continue through fiscal 2012, we will execute on our organic growth strategy by developing new products that target key markets and are in direct alignment with our customers’ needs; expanding our presence in underpenetrated geographic markets; complementing organic growth with strategic, bolt-on acquisitions; and enhancing operational performance and maintaining a sharp focus on cost management to gain the most leverage out of every incremental sales dollar. We look forward to reporting record financial results for full year 2012.”

Altra is maintaining its guidance for full year 2012. The Company is forecasting sales in the range of $740 to $760 million and non-GAAP adjusted diluted EPS of $1.50 to $1.60. Altra expects its tax rate for the full year to be approximately 31% to 33%, before discrete items, capital expenditures in the range of $30 to $35 million, and depreciation and amortization in the range of $27 to $30 million.

The Company will host an investor conference call to discuss its unaudited first-quarter financial results today, April 27, 2012, at 9:00 AM ET. The public is invited to listen to the conference call by dialing (877) 407-8293 domestically or (201) 689-8349 for international access and asking to participate in the ALTRA conference call. A live webcast of the call will be available in the “Investor Relations” section of www.altramotion.com. Individuals may download charts that will be used during the call at www.altramotion.com under “Events & Presentations” in the “Investor Relations” section. The charts will be available after earnings are released. A replay of the recorded conference call will be available at the conclusion of the call on April 27, through midnight on May 4, 2012. To listen to the replay, dial (877) 660-6853 domestically or (201) 612-7415 for international access (dial account #364 then replay ID # 392909). A webcast replay also will be available at www.altramotion.com.

	Altra Holdings, Inc.
Consolidated Statements of Income Data:	Quarter Ended
In Thousands of Dollars, except per share amounts	March 31, 2012		April 2, 2011
	(unaudited)		(unaudited)
Net sales	$192,385		$159,847
Cost of sales	135,712		112,012

Gross profit	$56,673		$47,835
Gross profit as a percent of net sales	29.5%		29.9%
Selling, general & administrative expenses	31,997		25,516
Research and development expenses	3,027		2,317

Income from operations	$21,649		$20,002
Income from operations as a percent of net sales	11.3%		12.5%
Interest expense, net	5,774		5,163
Other non-operating (income) expense, net	225		(286)

Income before income taxes	$15,650		$15,125
Provision for income taxes	5,134		4,403

Income tax rate	32.8%		29.1%

Net income	$10,516		$10,722

Weighted Average common shares outstanding
Basic	26,606		26,487
Diluted	26,660		26,608

Net income per share
Basic	0.40		0.40
Diluted	$0.39		$0.40

Reconciliation of Non-GAAP Adjusted Income From Operations:

Income from operations	$21,649		$20,002

Acquisition related costs	190		1,146

Non-GAAP adjusted income from operations	$21,839		$21,148

Reconciliation of Non-GAAP Adjusted Net Income:

Net income	$10,516		$10,722

Acquisition related costs	190		1,146
Tax impact of above adjustments	(60	)(1)	(370	)(2)
Tax benefit from discrete items	—		(590)

Non-GAAP adjusted net income	$10,646		$10,908

Non-GAAP adjusted diluted earnings per share	$0.40		$0.41

(1)—	tax impact is calculated by multiplying the estimated effective tax rate for the period of 31.7% by the above items
(2)—	tax impact is calculated by multiplying the estimated effective tax rate for the period of 32.3% by the above items

Consolidated Balance Sheets

In Thousands of Dollars	March 31, 2012	December 31, 2011
	(unaudited)
Assets:
Current Assets
Cash and cash equivalents	79,946	92,515
Trade Receivables, net	110,451	91,859
Inventories	127,112	125,970
Deferred income taxes	5,856	5,856
Income tax receivable	4,197	7,299
Prepaid expenses and other current assets	8,893	7,141

Total current assets	336,455	330,640
Property, plant and equipment, net	128,424	123,464
Intangible assets, net	76,251	77,108
Goodwill	84,597	83,799
Deferred income taxes	1,649	1,614
Other non-current assets, net	13,147	13,360

Total assets	$640,523	$629,985

Liabilities and stockholders' equity
Current liabilities
Accounts payable	47,349	52,768
Accrued payroll	17,079	19,734
Accruals and other current liabilities	33,533	28,798
Deferred income taxes	123	118
Current portion of long-term debt	1,109	688

Total current liabilities	99,193	102,106
Long-term debt, less current portion and net of unaccreted discount	260,512	263,361
Deferred income taxes	35,916	35,798
Pension liabilities	12,673	12,896
Other post retirement benefits	278	296
Long-term taxes payable	6,324	6,227
Other long-term liabilities	705	905

Total stockholders' equity	224,922	208,396

Total liabilities and stockholders' equity	$640,523	$629,985

	Year to Date Ended
	March 31, 2012	April 2, 2011
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$10,516	$10,722
Adjustments to reconcile net income to net cash flows:
Depreciation	4,983	4,054
Amortization of intangible assets	1,663	1,364
Amortization of deferred financing costs	329	329
Loss on foreign currency, net	34	51
Accretion of debt discount, net	784	300
Stock based compensation	784	700
Changes in assets and liabilities:
Trade receivables	(20,229)	(20,402)
Inventories	440	(3,508)
Accounts payable and accrued liabilities	652	2,070
Other current assets and liabilities	(1,612)	(2,643)
Other operating assets and liabilities	(606)	(337)

Net cash used in operating activities	(2,262)	(7,300)

Cash flows from investing activities
Purchase of property, plant and equipment	(8,237)	(2,754)

Net cash used in investing activities	(8,237)	(2,754)

Cash flows from financing activities
Payment of debt issuance costs	—	(3,404)
Proceeds from issuance of Convertible Notes	—	85,000
Redemption of Variable Rate Demand Revenue Bonds related to the
San Marcos facility	(3,000)	—
Shares repurchased for tax withholdings	(51)	(62)
Payment on mortgages	(127)	(131)
Payments on capital leases	(136)	(186)

Net cash (used in) provided by financing activities	(3,314)	81,217

Effect of exchange rate changes on cash and cash equivalents	1,244	1,636

Net change in cash and cash equivalents	(12,569)	72,799
Cash and cash equivalents at beginning of year	92,515	72,723

Cash and cash equivalents at end of period	$79,946	$145,522

Reconciliation to free cash flow:
Net cash used in operating activities	(2,262)	(7,300)
Purchase of property, plant and equipment	(8,237)	(2,754)

Free cash flow	$(10,499)	$(10,054)

About Altra Holdings

Altra Holdings, Inc., through its wholly-owned subsidiary Altra Industrial Motion, Inc., is a leading multinational designer, producer and marketer of a wide range of mechanical power transmission products. The Company brings together strong brands covering over 40 product lines with production facilities in eight countries and sales coverage in over 70 countries. Our leading brands include Boston Gear, Warner Electric, TB Wood’s, Formsprag Clutch, Ameridrives Couplings, Industrial Clutch, Kilian Manufacturing, Marland Clutch, Nuttall Gear, Stieber Clutch, Wichita Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics, Huco Dynatork, Warner Linear and Bauer Gear Motor.

*	Discussion of Non-GAAP Financial Measures

As used in this release and the accompanying slides posted on the Company’s website, non-GAAP adjusted diluted earnings per share, non-GAAP adjusted income from operations and non-GAAP adjusted net income are each calculated using either net income or income from operations that excludes acquisition related costs, discrete tax items and other income or charges that management does not consider to be directly related to the Company’s core operating performance. Non-GAAP adjusted diluted earnings per share is calculated by dividing non-GAAP adjusted net income by GAAP weighted average shares outstanding (diluted). Non-GAAP free cash flow is calculated by deducting purchases of property, plant and equipment from new cash provided by operating activities.

Altra believes that the presentation of non-GAAP adjusted net income, non-GAAP adjusted income from operations, non-GAAP adjusted diluted earnings per share and non-GAAP free cash flow provides important supplemental information to management and investors regarding financial and business trends relating to the Company’s financial condition and results of operations.

Forward-Looking Statements

All statements, other than statements of historical fact included in this release are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Forward-looking statements can generally be identified by phrases such as “believes,” “expects,” “potential,” “continues,” “may,” “should,” “seeks,” “predicts,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “could,” “designed”, “should be,” and other similar expressions that denote expectations of future or conditional events rather than statements of fact. Forward-looking statements also may relate to strategies, plans and objectives for, and potential results of, future operations, financial results, financial condition, business prospects, growth strategy and liquidity, and are based upon financial data, market assumptions and management’s current business plans and beliefs or current estimates of future results or trends available only as of the time the statements are made, which may become out of date or incomplete. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. These statements include, but may not be limited to, our expectations regarding the market share and our penetration of new high-growth markets and geographies, our expectations regarding the development of new products, our expectations for our relative performance levels in the first and second quarters of 2012, our expectations relating to enhancing operational performance and cost management, our positioning in our end markets and our opportunities for long-term growth, the integration of Bauer and related profit improvement and sales synergies, the demand signs in our end markets, our expectations regarding the second quarter of 2012, our 2012 guidance including sales, EPS, capital expenditures, depreciation and amortization, and tax rates, and the execution of our growth strategy.

In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) competitive pressures, (2) changes in economic conditions in the United States and abroad and the cyclical nature of our markets, (3) loss of distributors, (4) the ability to develop new products and respond to customer needs, (5) risks associated with international operations, including currency risks, (6) accuracy of estimated forecasts of OEM customers and the impact of the current global economic environment on our customers, (7) risks associated with a disruption to our supply chain, (8) fluctuations in the costs of raw materials used in our products, (9) product liability claims, (10) work stoppages and other labor issues, (11) changes in employment, environmental, tax and other laws and changes in the enforcement of laws, (12) loss of key management and other personnel, (13) changes in pension and retirement liabilities, (14) risks associated with compliance with environmental laws, (15) the ability to successfully execute, manage and integrate key acquisitions and mergers, (16) failure to obtain or protect intellectual property rights, (17) risks associated with impairment of goodwill or intangibles assets, (18) failure of operating equipment or information technology infrastructure, (19) risks associated with our debt leverage and operating covenants under our debt instruments, (20) risks associated with restrictions contained in our Senior Secured Notes and Convertible Notes, (21) risks associated with compliance with tax laws, (22) risks associated with the global recession and volatility and disruption in the global financial markets, (23) risks associated with implementation of our new ERP system, (24) risks associated with the Bauer acquisition and integration, (25) risks associated with the Company’s planned investment in a new manufacturing facility in China, and (26) other risks, uncertainties and other factors described in the Company’s quarterly reports on Form 10-Q and annual reports on Form 10-K and in the Company’s other filings with the U.S. Securities and Exchange Commission (SEC) or in materials incorporated therein by reference. Except as required by applicable law, Altra Holdings, Inc. does not intend to, update or alter its forward looking statements, whether as a result of new information, future events or otherwise. AIMC-E

Contact:

Altra Holdings, Inc.

Christian Storch, Chief Financial Officer

781-917-0541

Christian.storch@altramotion.com